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                               PRIME RETAIL, INC.

                  EXHIBIT 12: COMPUTATION OF RATIO OF EARNINGS
    TO COMBINED FIXED CHARGES AND PREFERRED STOCK DISTRIBUTIONS AND DIVIDENDS

              (Amounts in thousands, except for ratio information)

                                                                               Year Ended December 31
                                                                     -------------------------------------------
                                                                            1998                   1997
                                                                     --------------------   --------------------
 Income (loss) before minority interests                                  $ 19,986               $ 18,547
 Loss on sale of real estate                                                15,461                      -
 Interest incurred                                                          65,082                 39,078
 Amortization of capitalized interest                                          476                    343
 Amortization of debt issuance costs                                         1,715                  2,330
 Amortization of interest rate protection contracts                          1,152                  1,390
 Less interest earned on interest rate protection contracts                    (23)                  (115)
 Less capitalized interest                                                  (5,793)                (3,818)
                                                                          --------               --------
      Earnings                                                              98,056                 57,755
                                                                          --------               --------
Interest incurred                                                           65,082                 39,078
 Amortization of debt issuance costs                                         1,715                  2,330
 Amortization of interest rate protection contracts                          1,152                  1,390
 Preferred stock distributions and dividends                                24,604                 12,726
      Combined Fixed Charges and                                          --------               --------
          Preferred Stock Distributions and Dividends                       92,553                 55,524
                                                                          --------               --------
 Excess of Combined Fixed Charges
      and Preferred Stock Distributions
      and Dividends over Earnings                                         $      -               $      -
                                                                          ========               ========
Ratio of Earnings to Combined Fixed
      Charges and Preferred Stock
      Distributions and Dividends                                             1.06 x                1.04 x
                                                                          =========              ========

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